Exhibit 23.3
Consent of Independent Registered Certified Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The GEO Group, Inc.’s 2006 Stock Incentive Plan of our report dated March 14, 2006, with respect to the consolidated financial statements and schedule of The GEO Group, Inc. as of January 1, 2006 and for each of the two years in the period then ended, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

West Palm Beach, Florida
April 30, 2007